Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

OMAHA, NEBRASKA

April 21, 2016

CONTACT: Craig Allen

Chief Financial Officer

800/283-2357

America First Multifamily Investors, L.P. To Ring the Nasdaq Stock Market Opening Bell and Host The First Quarter 2016 Webcast Earnings Presentation On Tuesday, May 3, 2016, at 10:30 a.m. Eastern Daylight Time

Omaha, Nebraska – April 21, 2016 - America First Multifamily Investors, L.P. (NASDAQ: ATAX) announces their visit, on May 3, 2016, to the Nasdaq MarketSite in Times Square to ring the Nasdaq Stock Market Opening Bell in celebration of its 30th anniversary as a Nasdaq listed company.  In addition, ATAX will host the First Quarter 2016 webcast/earnings call for investors on Tuesday, May 3, 2016, at 10:30 a.m. Eastern Daylight Time to discuss ATAX’s First Quarter 2016 results.

ATAX was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. ATAX has access to a long-term secured debt financing facility through Freddie Mac’s Tax-Exempt Bond Securitization (TEBS) program. This financing facility has the advantage of providing ATAX with long-term variable rate debt at prevailing short-term, tax-exempt rates.

Participants can access the First Quarter 2016 Earnings Presentation in one of two ways:

•	The webcast URL is: http://edge.media-server.com/m/p/emwba23t and will be available for registration on Tuesday, May 3, 2016, approximately 30 minutes prior to the start of the presentation, or
•	Participants may dial 1-855-854-0934, (direct 1-720-634-2907), Conference ID #96431399, ten minutes before the presentation is scheduled to begin, to listen to the audio portion only.

Following completion of the presentation, a recorded replay of the webcast and a transcript of the presentation will be available on the Company’s Investor Relations website.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Company is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Company expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Company seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Company’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.